UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by:

Registrant
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Check the appropriate box:

X	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Adair International Oil and Gas, Inc.
(Name of Registrant as Specified In Its Charter)

SCORE Group, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applied: 150,000,000

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4) Date Filed: Does Not Apply

Earl K. Roberts

June 5, 2002

Dear Fellow AIGI Shareholders:

Roberts Oil and Gas, Inc. was incorporated in Houston, Texas in 1985 by myself and several good friends and investors. During the late 1980's Roberts Oil and Gas enjoyed drilling success offshore in the Gulf of Mexico. However during the early 1990's as the oil and gas industry suffered yet another cycle of decline, investor confidence in our industry waned and investment capital dried up and we found ourselves unable to sustain operations. Consequently, we put Company activities on hold and conserved our available capital to wait for better times.

John W. Adair was introduced to Roberts Oil and Gas and me personally in 1997. He represented to our Board of Directors that he was just leaving a successful situation as the Chairman of Dresser Engineering, Inc. headquartered in Tulsa, Oklahoma and that he had built an aggressive petroleum and chemical engineering firm into a profitable enterprise. He stated to us that he was intent on starting a publicly traded oil and gas company and that he could bring investment capital as well as some exciting international exploration projects to the venture. He recommended a merger of his assets with Roberts Oil and Gas. Our Company was to be renamed, Adair International Oil and Gas, Inc. ("AIGI") and with his professed ability to raise investment capital, our combined company was to be more successful than if both companies continued struggling along by themselves. The merger seemed to offer a good solution for our shareholders and our Board of Directors decided to merge with Adair International of Canada, Inc.

After the merger, I was voted to the AIGI Board of Directors and soon realized that there was no desire by Mr. Adair to heed good business advice. He immediately brought his friend, Jalal Alghani, and another individual on the Board of Directors. During the merger discussions, he had stated that the Board would be comprised of both executive management members and independent third party directors to insure good corporate governance practices. However, the day after our first Board meeting, the other individual named to the Board resigned, thus ending the prospect of independent oversight over management.

Currently, I am still one of the Company's largest shareholders holding well over 4 million shares of AIGI stock, though I resigned from the AIGI Board of Directors effective December 31, 2000. It has been a personal struggle to try and make this Company a success, both for me as a shareholder and for the benefit of all the individuals who invested in the Company. I have introduced Mr. Adair and Mr. Alghani to my friends and business associates in the oil and gas industry. However, during the past year it has been extremely hard for me to assist the Company in a positive manner while reading the allegations posted on the Internet regarding the Company and its business practices. The postings are supported by highly credible documentation that gives me deep concern for the future of the Company and makes it apparent that a change of management must be made.

I met Richard G. Boyce when his company, PIE, Inc. was merged with the Company in February 2000. I have watched him negotiate the Yemen Block 20 Production Sharing Agreement and bring in a major industry partner, Occidental Petroleum Corporation on very favorable terms. I believe Mr. Boyce is a man that will bring sound management practices, fiscal responsibility and dedication to the shareholders of this Company. On behalf of all AIGI shareholders, I hope he succeeds in bringing about the change of management that our Company desperately needs.

It is my considered opinion that this Company will never move forward as long as Mr. Adair and Mr. Alghani are associated with it. I have personally seen too many times where various individuals at the Company have brought a project to the critical point when Mr. Adair and Mr. Alghani get involved. After the potential investor or industry partner meets and discusses the project with them, it is then abandoned by the investor because of a lack of confidence in their abilities. Consequently, the Company will never be able to secure any financing until a new Board of Directors is installed and good corporate governance is restored.

I am also convinced the Company share price will never improve until we all work together to remove the current management. The continued massive dilution of shares by Mr. Adair and Mr. Alghani will continue to depress share prices and pose a major obstacle in raising investor funds for the Company.

My motivation to write this letter is simply a matter of personal integrity as well as financial reality.

I am casting my vote in favor of the SCORE Nominees
for the Adair International Oil and Gas, Inc. Board of Directors.
Please join me in restoring good Corporate Governance to our Company!

Please read the Proxy Statement, do your research on the SCORE website, and cast your vote in favor of the SCORE Nominees for the AIGI Board of Directors.

Send in your Gold Proxy ballot card.
If you don't mail it, it cannot be counted!

Sincerely,

Earl K. Roberts